Exhibit 24
U.S. BANCORP
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Andrew Cecere, Lee R. Mitau and Terrance R. Dolan, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-3 of U.S. Bancorp (the “Company”), and any and all amendments thereto, including post-effective amendments, in connection with the registration under the Securities Act of 1933, as amended, of debt and equity securities, including, without limitation, (i) common stock of the Company (including any rights associated with such common stock), including shares of common stock issuable upon the conversion of or in exchange for other securities (ii) senior and subordinated, secured and unsecured, debentures, notes or other evidences of indebtedness issued by the Company, (iii) other securities the Company may cause to be issued by one or more business trusts formed and controlled by the Company, (iv) guarantees, limited guarantees and similar purchase and other obligations issued by the Company or related to other securities issued by business trusts, (v) preferred stock of the Company and other related securities, including, without limitation, depositary instruments evidencing interests in preferred stock, (vi) warrants for the purchase of debt or other securities, (vii) units, and (viii) stock purchase contracts, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or the substitutes for such attorneys-in-fact and agents, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard K. Davis Richard K. Davis	Chairman, President and Chief Executive Officer (principal executive officer)	April 15, 2008
/s/ Andrew Cecere Andrew Cecere	Vice Chairman and Chief Financial Officer (principal financial officer)	April 15, 2008
/s/ Terrance R. Dolan Terrance R. Dolan	Executive Vice President and Controller (principal accounting officer)	April 15, 2008

Signature	Title	Date
/s/ Douglas M. Baker, Jr. Douglas M. Baker, Jr.	Director	April 15, 2008
/s/ Victoria Buyniski Gluckman Victoria Buyniski Gluckman	Director	April 15, 2008
/s/ Arthur D. Collins, Jr. Arthur D. Collins, Jr.	Director	April 15, 2008
/s/ Peter H. Coors Peter H. Coors	Director	April 15, 2008
/s/ Joel W. Johnson Joel W. Johnson	Director	April 15, 2008
/s/ Olivia F. Kirtley Olivia F. Kirtley	Director	April 15, 2008
/s/ Jerry W. Levin Jerry W. Levin	Director	April 15, 2008
/s/ David B. O’Maley David B. O’Maley	Director	April 15, 2008
/s/ O’dell M. Owens O’dell M. Owens, M.D., M.P.H.	Director	April 15, 2008
/s/ Richard G. Reiten Richard G. Reiten	Director	April 15, 2008
/s/ Craig D. Schnuck Craig D. Schnuck	Director	April 15, 2008
/s/ Patrick T. Stokes Patrick T. Stokes	Director	April 15, 2008

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